Exhibit 99.2

TELULAR CORPORATION, #44021
TELULAR CORPORATION FIRST QUARTER 2011 EARNINGS
CONFERENCE CALL
January 27, 2011, 4:30 PM ET
Chairperson: Joe Beatty (Mgmt.)

Operator:     Ladies and gentlemen, thank you for standing by and welcome to the Telular Corporation First Quarter 2011 Earnings Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star, followed by the one on your touchtone phone.  If you’d like to withdraw your question, please press the star, followed by the two.  If you’re using speaker equipment, please lift the handset before making your selection.  This conference is being recorded today, Thursday, January 27, 2011.

I’d now like to turn the conference over to Ms. Brinlea Johnson of The Blueshirt Group.  Please go ahead, ma’am.

Brinlea Johnson:     Good afternoon, ladies and gentlemen, and welcome to Telular Corporation’s conference call to discuss operating results for the first quarter of 2011.  By now, everyone should have received a copy of the Company’s press release sent out this afternoon.  If you need a copy of the press release, please contact The Blueshirt Group at (212) 551-1453.

On the line with us today from Telular’s management is Joe Beatty, President and Chief Executive Officer; and Jonathan Charak, Senior Vice-President and Chief Financial Officer.

Before we begin, I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call and certain factors may cause actual results or performance to differ materially from what is implied by these forward-looking statements.  Please refer to the Company’s 10-K and other periodic filings with the Securities and Exchange Commission for a discussion of these factors.

At this point, I’d like to turn the call over to Mr. Joe Beatty.

Joe Beatty:     Thanks, Brinlea.  Good afternoon, everyone.  We had a solid start to fiscal 2011, as we continued to build our recurring service revenues and generate operating cash flow.  We’re excited about the myriad of Telguard products and feature launches that began in 2010, and will continue throughout this year, as well as the expansion of our TankLink business through the recent acquisition of SMARTank.  The SMARTank acquisition has allowed us to raise our guidance for net income before non-cash items to $8.5-9.5 million for fiscal 2011.  In addition, we’ve declared what is now our regular quarterly dividend of $0.10 per share and are pleased with the recognition our recent actions have received from investors.

Looking ahead, we believe we’re well positioned to generate increasing operating cash flow from our two lines of business, Telguard and TankLink, as we continue to expand our service portfolio and grow our customer base.

I’ll go into more detail on our progress and strategy later on the call, but first I’m going to turn the call over to Jonathan Charak, our CFO, to review the first quarter 2011 financials.

Jonathan Charak:     Thank you, Joe, and good afternoon.  For the first quarter of 2011, Telular reported revenue of $12.1 million and pre-tax income of $632,000.   For the first quarter of 2011, adjusted net income before non-cash items was $2.3 million, excluding a one-time cash compensation expense of $660,000 related to our special dividend.  Including this expense, net income before non-cash items was $1.6 million.  Net income before non-cash items is a non-GAAP measure which adds back depreciation, amortization, stock-based compensation expense, and non-cash income tax expenses to net income.  We use this measure internally to assess our ability to generate cash from operating the business.

In the first quarter of 2011, total service revenue increased 13% over the prior year period to $7.3 million.

During the first quarter of 2011, we sold over 19,000 Telguard units, right in line with our guidance, resulting in Telguard products revenues of $2.8 million.  The Company activated 18,800 new Telguard subscribers, bringing the total number of Telguard subscribers to approximately 572,000 at quarter end.

For TankLink, we sold 2,100 tank monitoring units, resulting in TankLink product revenues of $830,000.  We reported $412,000 in TankLink service revenues and increased the number of billable tanks to 19,900 at quarter end.

The average selling price per Telguard hardware unit was $144 and the ASP per TankLink unit was $371.  Telguard service average revenue per unit, or ARPU, grew to $4.04 per month, from $3.95 per month, in the prior year’s period.  TankLink service ARPU was $6.51 for the first quarter of 2011.

During operations, we continue to effectively control costs and realize operational efficiency.  Operating expenses for the first quarter were $5.1 million.  This included $1.1 million of compensation provided to employee and director option holders due to the dilutive effects of the special dividend paid during the first quarter.  Of this total expense, 475,000 was paid to executives and directors in the form of shares of common stock.  Excluding this total expense, operating expenses would have been $4 million, in line with previous quarters.

During the quarter, the Company paid shareholders the previously announced one-time cash dividend of $1.00 per share of common stock, as well as the quarterly dividend of $0.10 per share.  The total amount of cash paid to shareholders was $16.4 million.

Despite our dividend payments, our cash position remains strong at $10.8 million.  We expect to continue growing our cash balances notwithstanding the continuation of our dividend policy.

Now I’d like to turn the call back over to Joe to go into a more detailed discussion of our business.

Joe Beatty:     Thanks, Jonathan.  I’m very pleased with the evolution Telular has made over the past couple of years.  We’ve transformed from a company dependent on product sales in the fixed wireless space to a company building and accelerating base service revenues in the machine-to-machine, or M2M, space, with two key lines of business, Telguard and TankLink.  Telguard has changed from a nice-to-have extra layer of security to a must-have element of security systems, as many homes and businesses choose to be wireless only.

We’ve clarified our target market over the past year in a couple of different ways.

Firstly, we’ve chosen to focus on independent security dealers, since they ascribe greater value to a specialized vendor, such as Telular.  More specifically, these independent dealers will make purchase decisions based on customer service levels and specific feature offerings, versus simply buying on a volume-pricing basis, as the large security dealers sometimes do with our competitors.

Secondly, we’ve chosen to compete through new feature development within the confines of panel independence; that is, while our competitors supply products and services made to work with their own security panel product, Telular only releases features and products which will work with any panel on the market.  We’ve always been recognized and valued for our ability to work universally with just about any panel, and so now we emphasize that aspect of our offering, to make sure we create features that solve the challenges of our customers on a universally compatible basis.

Finally, we’ve stepped up the level of aggressiveness in sales and marketing over the past year, and will continue this more aggressive approach, directly touching our security dealer customers.  As a measure of success in this regard, our Telguard Advantage Loyalty Program, and other efforts, have increased the number of active Telguard dealers from 1,407 to 1,618 over the past year, a 15% increase.  We define ‘active dealers’ as those who have activated at least one Telguard unit during the prior three months.  As we work both to add active dealers and increase the proportion of installations in which they utilize Telguard, the resulting growth in activated units can be substantial, and this is our goal for Telguard, substantial unit growth over time.

I spoke on our last call about the various new Telguard feature offerings recently announced or planned for announcement this year.  Without going through it again, I’ll just summarize that our already announced Telguard Interactive and Telguard Sole Path Player offerings are doing well, and we have plans to announce a couple of other major service offerings before summer arrives.  All told, we feel very good right now about Telguard’s competitive position and future growth.

In our TankLink line of business, we have streamlined operations and also got more aggressive with sales and marketing.  This past quarter was the second full quarter in which TankLink generated positive operating cash flow, and with the acquisition of SMARTank we expect this trend to continue.  We’re also excited about opportunities for TankLink outside of the US.

We’re pleased with the recently closed acquisition of the SMARTank line of business from SMARTLogix, the largest value-added reseller of TankLink products and services.  As a result of this transaction, TankLink has acquired a direct relationship with over 400 end user customers, representing nearly 16,000 of our previously existing billable tanks.  At the same time, we’ve executed an agreement with SMARTLogix that will keep them as our exclusive sales and service agent for petroleum industry customers going forward.  We both value the attractiveness of our combined service offerings to fuel distributor; our SMARTank tank monitoring service and their SMARTruck logistics and routing solution.  We expect continued steady growth in the number of tanks monitored, as well as the opportunity, perhaps, to take this offering more deeply into the chemical space and into other geographies over time.

As I touched on briefly in my introduction, at the same time we announced the acquisition of SMARTank, we also increased our guidance for fiscal 2011 net income before non-cash items to $8.5-9.5 million.  Our business model is very similar to a SAS company, given our high percentage of recurring service revenue.  As a result, we have a high level of visibility into operating cash flow generation, thus supporting the reliability of our regular dividend.  Over time, we would like to add additional end-to-end business lines which share this favorable economic model and are consistent with our penchant for using wireless networks to gather measurement and monitoring data.

In conclusion, we’ve built a profitable business model with over 60% of sales from recurring service revenues and have two steady lines of business in the M2M space that we’re focused on growing.  Our consistent cash flow generation has given us the opportunity to share the benefit of our reliable cash production in the form of a regular dividend.  We remain committed to sustaining profitability, growing our presence in the M2M wireless space and, as you know, maximizing shareholder value.

With that, I’d like to turn it over to the Operator to co-ordinate any questions that you might have.

Operator:     Thank you, sir.  Ladies and gentlemen, at this time we will begin the question and answer session.  If you would like to ask a question, please press the star, followed by the one on your touchtone phone.  If you would like to withdraw your question, please press the star, followed by the two.  If you’re using speaker equipment, please lift the handset before making your selection.  One moment, please, for our first question.

Our first question comes from the line of David Garrity with GVA Research.  Please go ahead.

David Garrity:     Yes, good afternoon, and thanks for taking my questions.  Looking at the quarter, I saw that you had modest revenue acceleration going from the September quarter into the December quarter, but want to look a little bit below the surface.  In looking at the growth in your subscriber base, can you talk about what your churn statistics were in the quarter and how those were comparing on a quarter-over-quarter basis, as well as year-over-year?

Joe Beatty:     Sure.  Churn for Telguard is something we measure, typically, on a latest-12-month basis.  So, it’s annual but it’s kind of an annualized run rate.  The actual churn rate over the last 12 months was 9%.  We’ve talked in the past about how we will get from our largest customer, periodically, disconnect orders that are aggregated in a non-continuous manner; in other words, we’ll get certain points during the year where we get a disproportionate number of disconnects because they have not kept pace with their customers turning down service, and that’s what happened this quarter.  So, the 9% latest 12-month churn rate, if you move into the proper period, when those customers actually disconnected with our customer, and computed it, it would have been about 5%.  So, we see 5% as the current normalized churn rate, and that’s an annualized figure.  I think, for modeling purposes, we’ve talked to people about using 5% or 6% or so, we feel like that’s still a good number, but it’s important to understand these out-of-periodic and bunched disconnects that we sometimes get, which we’ve had, as I said, during this current quarter.

David Garrity:     Okay.  Also, going through your 10-K, the current tax assets that you’ve taken in, you still have some possible NOLs that you might be able to transition over, obviously, depending upon your expectations of profitability in the underlying business.  In light of your recent acquisition, and granted it’s something you probably go through on an exercise once a year, but if you were to sort of give us an interim guidance, has your position, as far as expected profitability, changed materially such that your ability to bring in or benefit from those NOLs might have changed positively?

Jonathan Charak:     Yes, well, the guidance went up, as we talked about—this is Jonathan here—but as far as it’s specifically about the deferred tax asset and the NOLs, the reason that most of them still have a—or not “most” of them—a portion still have the valuation allowance is really due to the expiration of them, and so I don’t think there’ll be a significant change, in our view, of you being able to use those NOLs prior to them expiring.

David Garrity:     Okay.  The last question is, you mention in your 10-K issues around accounts receivable from one specific customer.  Has the status of that customer changed on a payment basis?

Joe Beatty:     It actually has.  The customer in question is the one we acquired SMARTank from and so the $6 million purchase price, 4.5 million of that was the receivable that was owed to us.  So, we paid 1.5 million in cash and we converted that receivable into the purchase price.  Next quarter, you’ll notice a meaningful reduction in our receivables on the balance sheet.

David Garrity:     Very good.  Thank you.

Joe Beatty:     Thanks.

Operator:     Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time.  If you’re using speaker equipment, you will need to lift the handset before making your selection.  One moment, please.

I show no further questions at this time.  Please continue.

Joe Beatty:     Great.  I just want to say thanks for the attention, thanks for listening to the call, and we’re here to take questions in-between these quarterly calls, and certainly appreciate your interest.  Thanks.

Operator:     Ladies and gentlemen, this concludes the Telular Corporation First Quarter 2011 Earnings Conference Call.  If you’d like to listen to a replay of today’s conference, please dial 1-800 406-7325 and enter the access code of 4402176.  ACT would like to thank you for your participation.  You may now disconnect.

END

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